Exhibit 4.14

Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential. Such excluded information has been marked with “[****]”

PRENETICS GLOBAL LIMITED

HONGKONG BERRY GENOMICS CO., LIMITED

AND

ACT GENOMICS HOLDINGS COMPANY LIMITED

AGREEMENT FOR SALE AND PURCHASE OF THE

ISSUED SHARES IN ACT GENOMICS HOLDINGS

COMPANY LIMITED

THIS AGREEMENT is made on 3 January 2023

BETWEEN:

(1)

PRENETICS GLOBAL LIMITED, a company incorporated under the laws of the Cayman Islands, trading on NASDAQ with ticker PRE, having its principal executive office at 7/F, K11 Atelier King’s Road, 728 Kings Road, Hong Kong (the “Buyer”);

(2)

HONGKONG BERRY GENOMICS CO., LIMITED, a company incorporated under the laws of Hong Kong, having its registered office at 13/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong (the “Seller”); and

(3)

ACT GENOMICS HOLDINGS COMPANY LIMITED, a company incorporated under the laws of the Cayman Islands (registered number: 336039), having its registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

THE PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“ACT Majority SPA” means the sale and purchase agreement dated [●] 2022 entered into by the Company, the Buyer and certain shareholders of the Company with respect to the sale of a majority in the issued share capital of the Company (as amended and supplemented from time to time), a copy of which (together with all such amendments and supplements, if any) is appended to this Agreement as Schedule 6;

“Affiliate” means:

(a)

in respect of a person who is a natural person, his or her Immediate Family Members or any other person directly or indirectly Controlled by such natural person or his or her Immediate Family Members; and

(b)	in respect of a person who is not a natural person, any other person which, directly or indirectly, Controls, is Controlled by or is under the common Control of the first mentioned person;

“Amended Articles” means the Memorandum and Articles of Association in the agreed form to be adopted by the Company at Completion;

“Amended Shareholders’ Agreement” means the amended and restated Shareholders’ Agreement in the agreed form to be entered into by the Buyer, the Company and the Shareholders at Completion;

“Applicable Laws” means, with respect to a person, any laws, regulations, rules, measures, guidelines, treaties, judgments, determination, orders or notices of any Government Authority or stock exchange that is applicable to such person;

“Blue Sky Laws” means the state securities or “blue sky” laws;

“Business Day” means any day (other than a Saturday or Sunday or public holiday) on which banks in Hong Kong, the Cayman Islands, Taiwan and the United States are open for the transaction of normal business;

“Buyer Group” means the Buyer and its subsidiaries from time to time;

“Buyer Material Adverse Effect” means any breach of Applicable Laws, any non-renewal of material licences or permits of the Buyer Group, any material change in business of the Buyer Group, and any action taken or omitted to be taken outside of the ordinary course of business of the Buyer Group which result or would reasonably be expected to result in a material adverse effect on the financial results of the Buyer Group, taken as a whole, but excluding any events to the extent arising from:

(A) any change in financial markets, interest rates, exchange rates, commodity prices or other general economic, business or political or geopolitical conditions;

(B) any change in the trading price of the Prenetics Shares or other financial market fluctuations or conditions;

(C) any natural disaster, including any hurricane, flood, tornado, earthquake or other natural disaster;

(D) any changes in the Applicable Laws or applicable accounting standards and principles, including the IFRS, or the enforcement or interpretation in respect of any of the foregoing;

(E) any act of civil unrest, war, sabotage, cyberattack, terrorism or military action, or any outbreak or escalation of hostilities involving the United States or another sovereign political power, the declaration by the United States, the Taiwan Government Authority or another sovereign political power of a national emergency or war or the occurrence of any other calamity or crisis, including the war in Ukraine, Taiwan Strait, or the escalation or worsening of any of the foregoing;

(F) any epidemics or pandemics or other public health crisis (including the COVID-19 pandemic), including any worsening, deterioration or improvement of any of the foregoing;

(G) changes in conditions generally affecting the industry in which the Buyer Group operates; or

(H) any action or omission by the Buyer Group as required under Applicable Laws,

except in the case of items (A) to (H) above, to the extent that such change or event does not materially and disproportionately affect the Buyer Group taken as a whole when compared with other businesses operating in the same industry;

“Buyer SEC Documents” has the meaning given in paragraph 3.1 of Schedule 4;

“Buyer Warranty” means a statement contained in Schedule 4;

“Cash Incentive Payment” has the meaning given in clause 3.3;

“Completion” means completion of the sale and purchase of all of the Sale Shares in accordance with this Agreement;

“Completion Date” has the meaning given in clause 5.1;

“Condition” means a condition set out in clause 4.1;

“Confidential Information” means all information which relates to the business and affairs of any Group Company or any party and the Transaction Information, but does not include information:

(a)	to the extent that it is generally known to the public not as a result of any breach of duty of confidentiality;

(b)	(other than in respect of the Transaction Information) that was lawfully in the possession of the receiving party prior to its disclosure by the disclosing party; or

(c)

(other than in respect of the Transaction Information) that is or becomes available to the receiving party other than as a result of a disclosure by a person which the receiving party knows is in breach of a duty of confidentiality owed to the disclosing party;

“Consideration Shares” has the meaning given in clause 3.2.1;

“Control” means the ownership, directly or indirectly, of more than 50 per cent. (50%) of the voting shares, registered capital or other equity interest of the relevant person or the possession, directly or indirectly, of the power to direct the shareholders’ general meeting, to appoint or elect a majority of the directors, or otherwise to direct the management of the relevant person;

“CP Defaulting Party” has the meaning given in clause 4.6;

“CP Non-defaulting Party” has the meaning given in clause 4.6;

“Cure Period” has the meaning given in clause 4.6;

“Defaulting Party” has the meaning given in clause 5.7;

“Designated Bank Account” means HONGKONG BERRY GENOMICS CO.,LIMITED, OSA11443632932768, SHANGHAI PUDONG DEVELOPMENT BANK, SPDBCNSHOSA, 12 ZHONG SHAN DONG YI LU ;

“Dispose” and “Disposal” each has the meaning given to it in the ACT Majority SPA;

“Dispute” has the meaning given in clause 20.1;

“Encumbrance” means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, assignment, deed of trust, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Shareholder Ordinary Shares” means the ‘existing shareholder ordinary shares’ of par value US$0.0001 each in the capital of the Company;

“Fifth Lock-up Period” has the meaning given in clause 8.1.5;

“First Lock-up Period” has the meaning given in clause 8.1.1;

“Fourth Lock-up Period” has the meaning given in clause 8.1.4;

“Fundamental Warranty” means a statement contained in Schedule 3;

“Fundamental Warranty Claim” means any claim made by the Buyer for breach of any Fundamental Warranty;

“Government Authority” means any national, provincial, municipal or local government, administrative or regulatory body or department, court, tribunal, arbitrator or any body that exercises the function of a regulator;

“Government Official” means:

(a)	an employee, officer or representative of, or any person otherwise acting in an official capacity for or on behalf of, a Government Authority;

(b)	a person holding any legislative, administrative or judicial position of any kind, regardless of whether elected or appointed;

(c)	an officer of, or an individual who holds a position in, a political party;

(d)	a candidate for political office;

(e)	an individual who holds any other official, ceremonial or other appointed or inherited position with a government or any of its agencies; or

(f)	an individual who exercises a public function for or on behalf of a country or territory or for any public agency or public enterprise of that country or territory;

“Group Company” means the Company or any of its Subsidiaries, and “Group” and “member of the Group” shall be construed accordingly;

“Group Company Material Adverse Effect” means any change, fact, circumstance, event, condition, development, effect or occurrence that, individually or in the aggregate with all other changes, facts, circumstances, events, conditions, developments, effects or occurrences has had or would reasonably be expected to (i) have a material adverse effect on the condition (financing, trading or otherwise), assets, liabilities, revenue, profits, prospects, operations, results or business of the Group, taken as a whole; or (ii) prevent or materially impair the ability of the Buyer to consummate the transactions contemplated under this Agreement, but excluding any results, occurrences, facts, changes, conditions, circumstances, events or effects to the extent arising from:

(A) any change in financial markets, interest rates, exchange rates, commodity prices or other general economic, business or political or geopolitical conditions;

(B) financial market fluctuations or conditions;

(C) any natural disaster, including any hurricane, flood, tornado, earthquake or other natural disaster;

(D) any changes in the Applicable Law or applicable accounting standards and principles, including the IFRS, or the enforcement or interpretation in respect of any of the foregoing;

(E) any act of civil unrest, war, sabotage, cyberattack, terrorism or military action, or any outbreak or escalation of hostilities involving the United States or another sovereign political power, the declaration by the United States, the Taiwan Government Authority or another sovereign political power of a national emergency or war or the occurrence of any other calamity or crisis, including the war in Ukraine, Taiwan Strait, or the escalation or worsening of any of the foregoing;

(F) any epidemics or pandemics or other public health crisis (including the COVID-19 pandemic), including any worsening, deterioration or improvement of any of the foregoing;

(G) changes in conditions generally affecting the industry in which the Group operates; or

(H) any action or omission by any Group Company as required under Applicable Laws,

except in the case of items (A) to (H) above, to the extent that such change or event does not materially and disproportionately affect the Group taken as a whole when compared with other businesses operating in the same industry;

“HKIAC” has the meaning given in clause 20.1;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“IFRS” means the International Financial Reporting Standards and applicable accounting requirements set by the International Standards Board or any successor thereto, as in effect from time to time;

“Immediate Family Members” means:

(a)	spouse, parents, parents-in-law, grandparents, children, grandchildren, siblings and spouses of children, grandchildren and siblings (in each case, whether adoptive or biological); and

(b)	estates, trusts, partnerships and other persons which directly or indirectly through one or more intermediaries are Controlled by the foregoing;

“Indemnifying Party” or “Indemnifying Parties” has the meaning given in paragraph 1.1 of Schedule 5;

“Investor Ordinary Shares” means the ‘investor ordinary shares’ of par value US$0.0001 each in the capital of the Company;

“Lock-up Period” has the meaning given in clause 8.1.7;

“Locked-up Consideration Shares” means 2,293,973 Consideration Shares;

“Locked-up Securities” has the meaning given in clause 8.1;

“Longstop Date” means the date which is six (6) months following the date of this Agreement, or such later date as the Buyer and the Seller may agree in writing;

“Mainland Chinese Investor” means an ‘investor’ subject to the regulations under the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例), the Enforcement Rules for the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例施行細則), the Measures Governing Investment Permit to the People of Mainland Area (大陸地區人民來台投資許可辦法) and the orders and regulations announced by the Government Authority from time to time;

“Non-defaulting Party” has the meaning given in clause 5.7;

“Notice” has the meaning given in clause 18.1;

“Other Ordinary Shares” means the ‘other ordinary shares’ of par value US$0.0001 each in the capital of the Company;

“Personal Information” means any information about an identifiable individual (including any Group Company’s employees, customers, suppliers, directors and officers), regardless of whether the information is Confidential Information;

“Prenetics Shares” means the class A ordinary shares of par value US$0.0001 each in the share capital of the Buyer;

“Protected Information” means Confidential Information and Personal Information;

“Purchase Price” has the meaning given in clause 3.1;

“Reimbursement Cap” is US$500,000.

“Relevant Claim” means any Fundamental Warranty Claim or any other claim made by the Buyer under this Agreement;

“Relief” means any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise;

“Rules” has the meaning given in clause 20.1;

“Sale Shares” means 15,816,581 Investor Ordinary Shares to be sold by the Seller in accordance with this Agreement;

“Sanomics Seller” has the meaning given to it in the ACT Majority SPA;

“Sanomics Settlement Deed” means the settlement deed dated [*] 2022 entered into by the Company and certain shareholders of the Company (including the Seller) with respect to the Sanomics SPA;

“Sanomics SPA” means the sale and purchase agreement dated 18 October 2021 entered into between the Company as the buyer and the selling shareholders of Sanomics Holdings Limited as sellers;

“SEC” means the United States Securities and Exchange Commission;

“Second Lock-up Period” has the meaning given in clause 8.1.2;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Senior Management” has the meaning given in clause 8.3.1;

“Seller Affiliate” means an Affiliate of the Seller;

“Seventh Lock-up Period” has the meaning given in clause 8.1.7;

“Shareholder” means a holder of Shares in the Company;

“Shareholders’ Agreement” means the shareholders’ agreement in relation to the Company dated 15 March 2022, as supplemented and amended;

“Shares” means the Investor Ordinary Shares, the Existing Shareholder Ordinary Shares and the Other Ordinary Shares;

“Sixth Lock-up Period” has the meaning given in clause 8.1.6;

“SOX” means the Sarbanes-Oxley Act;

“Subsidiaries” means the subsidiaries of the Company;

“Tax” and “Taxation” mean any form of taxation, levy, duty, charge, contribution, withholding or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed, collected or assessed by, or payable to, a Tax Authority;

“Tax Authority” mean any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function;

“Third Lock-up Period” has the meaning given in clause 8.1.3;

“Third Parties Ordinance” means the Contracts (Rights of Third Parties) Ordinance (Cap. 623, Laws of Hong Kong);

“TIC” means the Ministry of Economic Affairs Investment Commission of Taiwan;

“Transaction Documents” means:

(a)	this Agreement;

(b)	the Sanomics Settlement Deed;

(c)	the Amended Shareholders’ Agreement; and

(d)	the Amended Articles;

“Transaction Information” means any information relating to the terms of the transactions contemplated under and the provisions or subject matter of this Agreement or any other Transaction Document;

“Tribunal” has the meaning given in clause 20.2.1; and

“US$” or “USD” means United States dollars, the lawful currency of the United States of America;

1.2	In this Agreement, a reference to:

1.2.1	a “subsidiary” or “holding company” is to be construed in accordance with sections 13 to 15 of the Companies Ordinance (Cap. 622, Laws of Hong Kong);

1.2.2

liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

1.2.3

a party being liable to another party, or to liability, includes any liability in equity, contract or tort (including negligence) or under the Misrepresentation Ordinance (Cap. 284, Laws of Hong Kong);

1.2.4	a document in the “agreed form” is a reference to a document in a form approved and confirmed in writing by or on behalf of each party;

1.2.5

a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

1.2.6

a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.7	a person includes a reference to that person’s legal personal representatives, successors and permitted assigns;

1.2.8	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.9	a clause, paragraph or Schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or Schedule to, this Agreement;

1.2.10

any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than Hong Kong be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term and to any Hong Kong ordinance or regulation shall be construed so as to include equivalent or analogous laws of any other jurisdiction;

1.2.11	time of the day is to Hong Kong time;

1.2.12	the singular includes the plural and vice versa; and

1.2.13	one gender includes all genders.

1.3

The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

1.4	The headings in this Agreement do not affect its interpretation.

1.5

A reference in Schedule 4 to “to the Buyer’s knowledge” includes the knowledge, information and belief of each of YEUNG Danny and LO Stephen acquired on or after the date on which he becomes an employee of the Buyer.

2.	SALE AND PURCHASE

2.1

Subject to the terms and conditions of this Agreement, the Seller agrees to sell to the Buyer, and the Buyer agrees to buy, the Sale Shares and each right attaching to such Sale Shares at Completion, free from any Encumbrance.

2.2

The Seller hereby consents to the sale and purchase of the Sale Shares, and waives all rights of pre-emption and other restrictions on transfer over, the Sale Shares conferred on them (if any) so as to permit the sale and purchase of the Sale Shares.

2.3

The Seller hereby approves that the transactions contemplated in this Agreement shall not constitute a “Deemed Liquidation Event” set forth in section 2.2 of the Shareholders’ Agreement and article 11.2 of the Third Amended and Restated Memorandum and Articles of Association of the Company, and the execution of this Agreement shall serve as a written notice to the Company thereunder.

3.	PURCHASE PRICE AND CASH INCENTIVE PAYMENT

3.1

The total purchase price for the Sales Shares (the “Purchase Price”) shall be US$25,306,529.60, being an amount equal to the total number of Sale Shares multiplied by a Purchase Price per Sale Share of US$1.6. The implied valuation of the Company at Completion on a fully diluted basis (taking into account the issue of Investor Ordinary Shares by the Company in accordance with the Sanomics Settlement Deed and any other Shares on or prior to Completion) shall be US$270,000,000.

3.2	The Purchase Price shall be satisfied by:

3.2.1

the allotment and issue by the Buyer of Prenetics Shares at the subscription price of US$10 per Prenetics Share at Completion, each credited as fully paid, in accordance with paragraph 3.1.1(a) of Schedule 2 (the “Consideration Shares”), at an exchange ratio of 6.25 Sale Shares to one (1) Prenetics Share (the “Exchange Ratio”); and

3.2.2

the Seller shall be entitled to receive 2,530,652 Consideration Shares, calculated by dividing the number of Sale Shares held by it as at Completion divided by the Exchange Ratio and rounded down to the nearest whole number.

3.3

In addition to the Purchase Price, the Buyer shall pay a total sum of US$958,224.34 as a cash incentive payment (the “Cash Incentive Payment”) to the Seller in respect of the Sale Shares held by it at Completion.

4.	CONDITIONS

4.1	Completion by the Buyer is conditional on the following Conditions being satisfied on terms that are reasonably satisfactory to the Buyer, or waived by the Buyer in accordance with clause 4.5:

4.1.1	each of the Fundamental Warranties remaining true, accurate and not misleading in all material respects as at Completion;

4.1.2	there having been no material breach by the Seller of its obligations under this Agreement between the date of this Agreement and Completion;

4.1.3

any and all consents, approvals and waivers in connection with the execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated under this Agreement on the part of the Seller having been obtained and remaining in full force and effect as at Completion, and no such consent, approval or clearance having been revoked or modified prior to Completion;

4.1.4

there being no litigation, regulatory action or other legal, regulatory, or other administrative proceedings that would reasonably be expected to prohibit, enjoin, challenge, interfere or delay the consummation of any of the transactions by and on the part of the Seller as contemplated under this Agreement;

4.1.5	no Group Company Material Adverse Effect having occurred between the date of this Agreement and Completion; and

4.1.6	the Seller being, and remaining as, a holder of all of the Sale Shares at all times between the date of this Agreement and Completion.

4.2	Completion by the Seller is conditional on the following Conditions being satisfied on terms that are reasonably satisfactory to the Seller, or waived in accordance with clause 4.5:

4.2.1

each of the Buyer Warranties that are qualified with respect to materiality shall remaining true, accurate and not misleading in all respects, and each of the Buyer Warranties that are not so qualified shall be true, accurate and not misleading in all material respects, in each case as of the date hereof and as at Completion, except for those Buyer Warranties that are as of a specific date, which shall be true, accurate and not misleading as of such date;

4.2.2

any and all consents, approvals and waivers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement (including the acquisition of the Sale Shares by the Buyer and the issuance of the Consideration Shares) having been obtained and remaining in full force and effect as at Completion, and no such consent, approval or clearance having been revoked or modified prior to Completion;

4.2.3

there being no litigation, regulatory action or other legal, regulatory or other administrative proceedings that would reasonably be expected to prohibit, enjoin, challenge, interfere or delay the consummation of any of the transactions contemplated under this Agreement;

4.2.4	no Buyer Material Adverse Effect having occurred between the date of this Agreement and Completion;

4.2.5	the Sanomics Settlement Deed having been entered into on terms satisfactory to the Seller; and

4.2.6

the terms and conditions of this Agreement being (and remaining, as at Completion), in the Seller’s sole reasonable opinion, no less favourable to the Seller than the terms and conditions of the ACT Majority SPA that are applicable to any Sanomics Seller pursuant to the terms and conditions of the ACT Majority SPA, including (but not limited to) such provisions in relation to the calculation of the Purchase Price and the Exchange Ratio.

4.3

The Seller shall use its reasonable endeavours to achieve satisfaction of each of the Conditions set out in clauses 4.1.1, 4.1.2, 4.1.3, 4.1.4 and 4.1.6 as soon as possible after the date of this Agreement and in any event not later than the Completion Date. The Buyer shall use its reasonable endeavours to achieve satisfaction of each of the Conditions set out in clause 4.2 as soon as possible after the date of this Agreement and in any event not later than the Completion Date.

4.4

If, at any time, any of the parties becomes aware of a fact or circumstance that might prevent a Condition being satisfied by the Longstop Date, it shall immediately inform the Buyer (in the case of the Seller becoming aware of such fact or circumstance) or the Seller (in the case of the Buyer becoming aware of such fact or circumstance).

4.5

At any time on or before the Completion Date, the Buyer may waive any Condition set out in clauses 4.1 by Notice to the Seller on any terms it decides, and the Seller may waive any Condition set out in clause 4.2 by Notice to the Buyer on any terms it decides.

4.6

If the Seller fail to satisfy, or procure the satisfaction of, any of those Conditions that it has agreed to use its reasonable endeavours to procure the satisfaction of, as set out in clause 4.3, or the Buyer fails to satisfy, or procure the satisfaction of, any Condition set out in clause 4.2 (each a “CP Defaulting Party”), in each case by 5.00 p.m. on the Longstop Date, and the Buyer (if the Seller is a CP Defaulting Party) or the Seller (if the Buyer is a CP Defaulting Party) does not waive such Condition, the CP Defaulting Party shall be entitled to remedy such failure and achieve the satisfaction of the relevant Condition within twenty (20) Business Days after the Longstop Date (the “Cure Period”). If, following expiry of the Cure Period, the relevant Condition remains unsatisfied and the Buyer (for any Condition set out in clause 4.1) or the Seller (for any Condition set out in clause 4.2) has not waived such Condition before the expiry of the Cure Period, this Agreement shall automatically terminate with immediate effect, and the Company shall indemnify the Buyer (if the Seller is the CP Defaulting Party) or the Buyer shall indemnify the Company (if the Buyer is the CP Defaulting Party) (the Buyer or the Company (as applicable) who is being indemnified shall be a “CP Non-defaulting Party”) for a breach of the obligations of the Buyer or the Seller respectively under clause 4.3, and keep the CP Non-defaulting Party indemnified, on demand against all external advisor fees and any other fees directly incurred by the CP Non-defaulting Party relating to the transactions contemplated by the Transaction Documents (including the negotiation, preparation, execution and performance by it of this Agreement and of each other Transaction Document), up to the Reimbursement Cap.

4.7

If this Agreement is terminated pursuant to clause 4.6, each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations as at the date of termination or its rights and obligations arising as a result of termination, provided that the remedies set forth in clause 4.6 shall be the CP Non-defaulting Party’s sole and exclusive remedy for any claim made by CP Non-defaulting Party against the CP Defaulting Party for the termination of this Agreement pursuant to clause 4.6 (unless the termination of this Agreement is as a result of any fraud or wilful misconduct of the CP Defaulting Party).

4.8

Between the date and time of signing of this Agreement and the date and time of Completion, if there is any amendment or supplement to the ACT Majority SPA, the Buyer shall forthwith provide a duly executed electronic copy of such amendment, supplement or restatement, as applicable, such as to allow the Seller to assess whether the Condition set out under clause 4.2.6 has been fulfilled. For the avoidance of doubt, if the Seller, in its sole reasonable discretion, considers that the Condition under clause 4.2.6 has not yet been fulfilled, it may either exercise its right to waive such Condition in accordance with clause 4.5 above, or if it opts not to exercise such right, the provisions of clause 4.6 shall apply.

5.	COMPLETION

5.1

Completion shall take place via electronic exchange on the date that is ten (10) Business Days after the date on which the last of the Conditions is satisfied or waived (not being later than the date on which the Cure Period expires), or such other date as the Buyer and the Seller may agree in writing (the “ Completion Date”).

5.2	At Completion, the Seller, the Company and the Buyer shall each do all those things respectively required of them in Schedule 2.

5.3

The Seller hereby agrees that, in respect of the obligation of the Buyer to pay the Cash Incentive Payment under clause 3.3, the payment by the Buyer to the Designated Bank Account in accordance with paragraph 3.1.1(b) of Schedule 2 shall constitute full and valid discharge of the Buyer’s obligations to the Seller under clause 3.3, and following such payment the Buyer shall not be further concerned as to the application of the moneys so paid or have any further obligation to the Seller under clause 3.3.

5.4	The Buyer is not obliged to proceed to Completion unless:

5.4.1	the Seller and the Company comply with all their obligations under this clause 5 and Schedule 2;

5.4.2	completion under the ACT Majority SPA occurs on or prior to Completion; and

5.4.3	the purchase of all the Sale Shares is completed simultaneously.

5.5	The Seller and the Company are not obligated to proceed to Completion unless the Buyer complies with its obligations under clause 4.8, this clause 5 and Schedule 2.

5.6

All documents and items delivered and payments made in connection with each Completion shall be held by the recipient to the order of the person delivering or paying them (as the case may be) until such time as Completion takes place.

5.7

If Completion does not take place on the Completion Date because the Seller, the Company or the Buyer (each a “Defaulting Party”) fails to comply with any of its obligations under this clause 5 and Schedule 2 (whether or not such failure by the Seller, the Company or Buyer would amount to a repudiatory breach at common law), the Buyer (if the Seller or the Company is a Defaulting Party) or the Seller and the Company (if the Buyer is a Defaulting Party) (in each case, the “Non-defaulting Party”) shall by Notice to the Seller and the Company (if the Seller or the Company is the Defaulting Party) or the Buyer (if the Buyer is the Defaulting Party):

5.7.1	proceed to Completion to the extent reasonably practicable;

5.7.2	postpone Completion to such date as the Non-defaulting Party may specify (being a date not later than the date on which the Cure Period expires); or

5.7.3	terminate this Agreement.

5.8

If the Non-defaulting Party chooses to postpone Completion to another date in accordance with clause 5.7.2, the provisions of this Agreement apply as if that other date is the relevant Completion Date.

5.9	If the Non-defaulting Party terminates this Agreement pursuant to clause 5.7.3:

5.9.1

the Defaulting Party shall indemnify the Buyer (if the Seller or the Company is the Defaulting Party) or the Seller and the Company (if the Buyer is the Defaulting Party), and keep such party indemnified, on demand against all external advisor fees and any other fees directly incurred by the Non-defaulting Party relating to the transactions contemplated by the Transaction Documents to which it is a party (including the negotiation, preparation, execution and performance by it of this Agreement and of such Transaction Documents), up to the Reimbursement Cap; and

5.9.2

each party’s further rights and obligations cease immediately on termination and none of the parties shall be liable to the other parties on account of such termination, provided that the remedies set forth in clause 5.9.1 shall be the Non-defaulting Party’s sole and exclusive remedy for any claim made by Non-defaulting Party against the Defaulting Party for the termination of this Agreement pursuant to clause 5.7.3 (unless the termination of this Agreement is as a result of any fraud or wilful misconduct of the Defaulting Party).

6.	WARRANTIES AND PRE-COMPLETION CONDUCT

6.1

The Seller represents and warrants to the Buyer that each Fundamental Warranty is true, accurate and not misleading as at the date of this Agreement. Immediately before Completion, the Seller is deemed to represent and warrant to the Buyer that each Fundamental Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Fundamental Warranty to the “date of this Agreement”, that reference is to be construed as a reference to the Completion Date.

6.2

The Buyer represents and warrants to the Company and the Seller that each Buyer Warranty is true, accurate and not misleading as at the date of this Agreement. Immediately before Completion, the Buyer is deemed to represent and warrant to the Company and the Seller that each Buyer Warranty is true, accurate and not misleading by reference to the facts and circumstances as at Completion. For this purpose only, where there is an express or implied reference in a Buyer Warranty to the “date of this Agreement”, that reference is to be construed as a reference to the Completion Date.

6.3	The Seller’s and the Company’s liability for Relevant Claims shall be limited as set out in Schedule 5.

6.4	Each Fundamental Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Fundamental Warranty.

6.5	Between the execution of this Agreement and Completion, the Seller shall approve the amendment of the Shareholders’ Agreement.

6.6	Between the execution of this Agreement and Completion, the Seller shall not:

6.6.1

enter into or be involved in any discussion or negotiation with any person except the Buyer in connection with the sale of any Share or any share of any Group Company, the sale or merger of any Group Company or the sale of the business or any part of the business of or the disposal of any of the assets or the business of any Group Company;

6.6.2

enter into an agreement or arrangement with any person except the Buyer in connection with the sale of any Share or any share of any Group Company, the sale or merger of any Group Company or the sale of the business or any part of the business of or the disposal of any of the assets of any Group Company; or

6.6.3

make available to any person except the Buyer any information relating to the sale of any Share or any share of any Group Company, the sale or merger of any Group Company or the sale of the business or any part of the business of or the disposal of any of the assets of any Group Company.

6.7

Between the execution of this Agreement and Completion, the Seller shall notify the Buyer immediately if it or any of its or its Affiliates’ directors, employees or advisors becomes aware of a matter, fact or circumstance which constitutes or which would or might constitute a breach (whether repudiatory in nature or not) of any provision under this Agreement or which would or might cause a Fundamental Warranty to be untrue, inaccurate or misleading if given in respect of the matters, facts or circumstances at the relevant time between signing and Completion.

7.	INDEMNITIES

7.1

Subject to the limitations set out in Schedule 5, the Seller shall, in respect of any Relevant Claim against the Seller (including any Fundamental Warranty Claim against the Seller or a breach or an alleged breach of any obligation of the Seller under this Agreement), indemnify the Buyer, and keep the Buyer indemnified, on demand against each loss, liability and cost which the Buyer incurs, in each case, whether before or after the start of an action arising (directly or indirectly) out of:

(a)	the settlement of such Relevant Claim against the Seller; and

(b)	legal proceedings against the Seller in respect of such Relevant Claim.

8.	LOCK-UP

8.1

Without prejudice to any requirement under Applicable Laws in respect of any Disposal, the Seller undertakes to the Buyer that, in respect of the Locked-Up Consideration Shares it receives at Completion and any other equity securities issued by the Buyer in respect thereof as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation of the Locked-Up Consideration Shares (the “Locked-up Securities”), it shall not, and shall procure that none of its Affiliates, nominees, trusts associated with it or any person acting on its or their behalf shall, without the prior written consent of the Buyer:

8.1.1	from and including the Completion Date to and excluding the date falling six (6) months after the Completion Date (the “First Lock-up Period”), Dispose of any Locked-up Securities;

8.1.2

from and including the date on which the First Lock-up Period expires to and excluding the date falling three (3) months after the date on which the First Lock-up Period expires (the “Second Lock-up Period”), Dispose of more than twenty-five per cent. (25%) of the Locked-up Consideration Shares held by the Seller immediately following Completion (subject to such adjustment as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation);

8.1.3

from and including the date on which the Second Lock-up Period expires to and excluding the date falling three (3) months after the date on which the Second Lock-up Period expires (the “Third Lock-up Period”), Dispose of more than thirty-seven and a half per cent. (37.5%) of the Locked-up Consideration Shares held by the Seller immediately following Completion (subject to such adjustment as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation);

8.1.4

from and including the date on which the Third Lock-up Period expires to and excluding the date falling three (3) months after the date on which the Third Lock-up Period expires (the “Fourth Lock-up Period”), Dispose of more than fifty per cent. (50%) of the Locked-up Consideration Shares held by the Seller immediately following Completion (subject to such adjustment as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation);

8.1.5

from and including the date on which the Fourth Lock-up Period expires to and excluding the date falling three (3) months after the date on which the Fourth Lock-up Period expires (the “Fifth Lock-up Period”), Dispose of more than sixty-two and a half per cent. (62.5%) of the Locked-up Consideration Shares held by the Seller immediately following Completion (subject to such adjustment as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation);

8.1.6

from and including the date on which the Fifth Lock-up Period expires to and excluding the date falling three (3) months after the date on which the Fifth Lock-up Period expires (the “Sixth Lock-up Period”), Dispose of more than seventy-five per cent. (75%) of the Locked-up Consideration Shares held by the Seller immediately following Completion (subject to such adjustment as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation); and

8.1.7

from and including the date on which the Sixth Lock-up Period expires to and excluding the date falling three (3) months after the date on which the Sixth Lock-up Period expires (the “Seventh Lock-up Period”, and together with the First Lock-up Period, the Second Lock-up Period, the Third Lock-up Period, the Fourth Lock-up Period, the Fifth Lock-up Period and the Sixth Lock-up Period, the “Lock-up Period”), Dispose of more than eighty-seven and a half per cent. (87.5%) of the Locked-up Consideration Shares held by the Seller immediately following Completion (subject to such adjustment as a result of any stock split, stock dividend, share exchange, merger, consolidation or similar recapitalisation).

8.2	The restrictions set out in clause 8.1 shall not prohibit any transfer of any Locked-up Securities by the Seller to an Affiliate of the Seller.

8.3	The restrictions set out in clause 8.1 prohibiting the Disposal of any Locked-up Securities by the Seller shall cease to apply in the event if, at any time during the Lock-up Period:

8.3.1

material changes are made to the functions of the chief executive officer, chief scientific officer or chief financial officer of the Buyer (“Senior Management”), which materially impact the Buyer’s ability to carry out its ordinary course of business;

8.3.2

any person holding any Senior Management position intentionally fails to perform the functions of such Senior Management position, which materially impacts the Buyer’s ability to carry out its ordinary course of business;

8.3.3	any member of the Senior Management of the Buyer being indicted of any criminal offence or any offence relating to fraud, bribery or corruption;

8.3.4	a change of Control occurs in respect of the Buyer; or

8.3.5	the Buyer becomes insolvent under the laws of its jurisdiction of incorporation.

9.	SALE OF THE CONSIDERATION SHARES

9.1

With a view to making available to the Seller the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any applicable securities laws that may at any time permit the Seller to sell securities of the Buyer to the public without registration, the Buyer shall:

9.1.1

deliver instructions (and, if required, a legal opinion) to the transfer agent to release the Locked-up Consideration Shares from the lock-up arrangements pursuant to clause 8.1 and to issue the direct registration statement (DRS) statements to the Seller;

9.1.2	use reasonable endeavours to timely file all reports and take such other action as is required to make adequate current public information available as set forth in Rule 144; and

9.1.3

use reasonable efforts to take any such further action as the Seller may reasonably request or may be reasonably required by the relevant transfer agent, in each case to the extent required from time to time to enable the holder of the relevant Consideration Shares to sell Consideration Shares held by it without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act and any comparable provision of any applicable securities laws.

9.2

The Buyer will not require the Seller to provide a legal opinion for the sale of any Consideration Shares under Rule 144 and if the transfer agent of the Buyer requests for such a legal opinion, the Buyer shall engage its own counsel to issue such a legal opinion at the Buyer’s cost.

10.	UNDERTAKINGS BY THE SELLER

10.1

The Seller undertakes to the Buyer, acting for itself that it will, and will procure that its Affiliates will, refrain from taking actions, directly or indirectly, or making statements, written or oral, which publicly defame the goodwill or reputation of any Group Company or the Buyer (or any of the Buyer’s Affiliates) for a period of two (2) years starting on the date of this Agreement.

10.2

The parties consider that the restrictions contained in clause 10.1 are reasonable but if any such restriction shall be found to be unenforceable but would be valid if any part of it were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

11.	FURTHER UNDERTAKINGS

11.1

Except as arising pursuant to the Transaction Documents, with effect from Completion, the Seller irrevocably waives, and procures each of its Affiliates to waive, any and all claims against each of the Group Companies in respect of any liabilities or obligations, whether actual or contingent, of such Group Company to the Seller or the Seller Affiliates (as applicable).

12.	CONFIDENTIAL INFORMATION

12.1	Each party undertakes to the other parties, that before and after Completion such party shall:

12.1.1	not use or disclose to any person Protected Information it has or acquires;

12.1.2

make every effort to erase from any computer under the control of any party any document, disk or file containing, reflecting or generated from any Protected Information, and following such erasure, not attempt to recover such material;

12.1.3	make every effort to prevent the use or disclosure of Protected Information; and

12.1.4	procure that each of its Seller Affiliates complies with sub-clauses 12.1.1 to 12.1.3.

12.2	Clause 12.1 does not apply to disclosure of Protected Information:

12.2.1	to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality;

12.2.2	to a director, officer or employee of the Buyer or of a Group Company whose function requires him to have the Protected Information;

12.2.3

to the extent that it is required to be disclosed by Applicable Laws or by a Government Authority or other authority with relevant powers to which the party disclosing the Protected Information is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall so far as is practicable be made after consultation with the Buyer (if the disclosing party is the Seller) or the Seller (if the disclosing party is the Buyer) and after allowing such party the opportunity to contest such disclosure and after taking into account such party’s reasonable requirements as to its timing, content and manner of making or despatch; or

12.2.4

to an adviser for the purpose of advising such party in connection with the transactions contemplated by this Agreement and the Transaction Documents, provided that such disclosure is essential for these purposes and is on the basis that clause 12.1 applies to the disclosure by the adviser.

13.	ANNOUNCEMENTS

13.1

Subject to clause 13.2, the Seller may not, before or after Completion, make, issue or send a public announcement, communication or circular concerning the transactions referred to in this Agreement and any other Transaction Document unless he/she/it has first obtained the Buyer’s prior written consent.

13.2

Clause 13.1 does not apply to a public announcement, communication or circular, required by Applicable Laws, by a rule of a listing authority by which the Seller’s shares or shares of the Seller’s holding company are listed, by a stock exchange on which the Seller’s shares or shares of the Seller’s holding company are listed or traded or by a Government Authority or other authority with relevant powers to which the Seller or the Seller’s holding company is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall only be made after consultation with the Buyer and after taking into account the requirements of the Buyer as to its timing, content and manner of making or despatch.

14.	COSTS

14.1

Except where this Agreement or the relevant Transaction Document provides otherwise, each party shall pay its own fees, costs, expenses and taxes relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

15.	GENERAL

15.1	A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

15.2

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

15.3

Except with respect to fraud, the remedies provided in this Agreement shall be the parties’ sole and exclusive remedy for any and all breaches of the representations, warranties and/or covenants contained herein or in any certificate delivered pursuant to this Agreement or any claims arising relating to or arising from or in connection with this Agreement, the transactions contemplated by this Agreement or any other certificate delivered pursuant hereto, in all cases, except for claims based on fraud.

15.4	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

15.5

If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum is discharged at the rate per annum of five per cent (5%). Interest accrues and is payable from day to day.

15.6

All payments made by the Seller under this Agreement shall be made gross, free of right of counterclaim or set-off and without deduction or withholding of any kind other than any deductions or withholding required by Applicable Laws.

15.7

If a party makes a deduction or withholding required by Applicable Laws from a payment made pursuant to this Agreement for a breach of the Agreement or any payment by way of indemnity or of a compensatory nature under this Agreement, the sum due from the payer shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

15.8

If a payment made pursuant to this Agreement for a breach of the Agreement or any payment by way of indemnity or of a compensatory nature under this Agreement will be or has been subject to Tax in the hands of the payee (or would have been subject to Tax in the hands of the payee but for the availability of Relief), the payer shall pay to the recipient the amount (after taking into account Tax payable in respect of the amount or that would be payable but for the availability of Relief) that will ensure that the recipient receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax (or not been subject to Tax disregarding the availability of Relief).

15.9

Except as provided in clause 16.4, a person who is not a party to this Agreement has no right under the Third Parties Ordinance to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Third Parties Ordinance.

15.10

Any payment made pursuant to this Agreement for a breach of the Agreement or any payment by way of indemnity or of a compensatory nature under this Agreement will be treated as (to the extent possible) an increase in the Purchase Price (if paid by the Buyer to the Seller) or a decrease in the Purchase Price (if paid by the Seller to the Buyer).

15.11

Each of the parties agrees to perform (or procure the performance of) all such acts and things and/or to execute and deliver (or procure the execution and delivery of) all such documents, as may be required by Applicable Laws or as may be necessary or requested by the Buyer for giving full effect to the Transaction Documents to which the Seller is a party and securing to the Buyer the full benefit of the rights, powers and remedies conferred upon the Buyer by those Transaction Documents. Unless otherwise agreed, each party shall be responsible for its own costs and expenses incurred in connection with the provisions of this clause 15.11.

15.12	If, at any time, any provision of this Agreement is or becomes void, illegal, invalid or unenforceable in any respect, whether pursuant to any judgment or otherwise:

15.12.1	that voidness, illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other provision of this Agreement; and

15.12.2	the void, illegal, invalid or unenforceable provision shall be deemed never to have been a part of this Agreement.

16.	ENTIRE AGREEMENT

In this clause 16, “Representation” means an assurance, commitment, condition, covenant, guarantee, indemnity, representation, statement, undertaking or warranty of any sort whatsoever (whether contractual or otherwise, oral or in writing, or made negligently or otherwise).

16.1

The Transaction Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of the Transaction Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.

16.2	Accordingly, the Buyer:

16.2.1	represents and agrees that:

(a)	the Seller has not or no adviser to the Seller has made any Representation that the Buyer considers material which is not set out in the Transaction Documents; and

(b)	it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents,

and will not contend to the contrary; and

16.2.2	for the avoidance of doubt, agrees that:

(a)	no adviser to the Seller has any liability to the Buyer for any Representation except set out where third parties have given opinions etc.;

(b)	the Seller have no liability of any kind to the Buyer for any Representation except in respect of those set out in the Transaction Documents; and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transaction Documents.

16.3	Likewise, the Seller:

16.3.1	represents and agrees that:

(a)	no adviser to the Buyer or provider of finance to the Buyer has made any Representation that such Seller considers material which is not set out in the Transaction Documents, and

(b)	it has not entered into the Transaction Documents in reliance on any Representation except those set out in the Transaction Documents,

and will not contend to the contrary; and

16.3.2	for the avoidance of doubt, agrees that:

(a)	no adviser to the Buyer or provider of finance to the Buyer has any liability to the Seller for any Representation except set out where third parties have given opinions etc.;

(b)	the Buyer has no liability of any kind to the Seller for any Representation except in respect of those set out in the Transaction Documents; and

(c)	its only rights and remedies in respect of any Representations are those rights and remedies set out in the Transaction Documents.

16.4

Each Affiliate of the Buyer or the Seller, the advisers to the Buyer, the advisers to the Seller and providers of finance to the Buyer may enforce the terms of this clause 16 subject to and in accordance with the provisions of the Third Parties Ordinance.

16.5	Nothing in this clause 16 shall have the effect of limiting any liability arising from fraud.

17.	ASSIGNMENT, AMENDMENT AND MODIFICATION

17.1

This Agreement is personal to each of the Buyer and the Seller. Accordingly, neither the Buyer nor the Seller shall assign, transfer, declare a trust of the benefit of or in any other way alienate any of its rights under this Agreement whether in whole or in part.

17.2	This Agreement may not be amended, restated or otherwise modified except by a written instrument specifically referring to this Agreement that is executed by the Company, the Buyer and the Seller.

18.	NOTICES

18.1	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

18.1.1	in writing;

18.1.2	in English; and

18.1.3

delivered personally or sent by courier by an internationally recognised courier company (e.g. FedEx, DHL) or by email, to the party due to receive the Notice at its address set out in clause 18.3 or to such other address, person or email address as the party may specify by not less than seven days’ written notice to the other party received before the Notice was despatched.

18.2	In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given if:

18.2.1	delivered personally, when left at the address referred to in sub-clause 18.1.3;

18.2.2	sent by courier, two (2) Business Days after posting it; and

18.2.3	sent by email, when the email is sent.

18.3	The address referred to in sub-clause 18.1.3 is:

Name of party	Address	Email address	Marked for the attention of
The Seller	中华人民共和国北京市昌平區生命園路 4 號院 5 號楼 (5th Level, No. 4, Sheng Ming Yuan Road, Changping District, Beijing, the People’s Republic of China)	[****]	Dr. Zhou Daixing and Ai Wenlu

The Company	3F., No. 345, Xinhu 2nd Road, Neihu Dist. Taipei 114, Taiwan	[****]	Dr. Hua Chien Chen

The Buyer	7/F, K11 Atelier, 728 King’s Road, Quarry Bay, Hong Kong	[****]	Danny Yeung and Stephen Lo

19.	GOVERNING LAW

19.1	This Agreement is governed by, and shall be construed in accordance with, the laws of Hong Kong.

20.	DISPUTE RESOLUTION

20.1

Any dispute, controversy or claim arising in any way out of or in connection with this Agreement (including: (1) any issue regarding contractual, pre-contractual or non-contractual rights, obligations or liabilities; and (2) any issue as to the existence, validity, breach or termination of this Agreement) (a “Dispute”) shall be referred to and finally resolved by binding arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with such Rules (the “Rules”). The Rules are deemed to be incorporated by reference into this clause and as may be amended by the rest of this clause.

20.2	The arbitration shall be conducted as follows:

20.2.1

The arbitration tribunal (“Tribunal”) shall consist of three (3) arbitrators. The claimant(s) and the respondent(s) shall each nominate one (1) arbitrator, and the two (2) arbitrators thus appointed shall nominate the third arbitrator who shall be the presiding arbitrator; if the claimant(s) or the respondent(s) fails to appoint the arbitrator within fourteen (14) days of a request to do so from the other party(ies), or if the two (2) arbitrators fail to nominate the third arbitrator within fourteen (14) days after the appointment of the second arbitrator, the appointment shall be made, upon request of a party, by the HKIAC in accordance with the Rules.

20.2.2	The seat of the arbitration shall be Hong Kong. This clause 20 shall be governed by the laws of Hong Kong.

20.2.3	The language of the arbitration proceedings shall be English.

20.2.4	Any award of the Tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to carry out any award without delay.

20.2.5

The parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The parties shall not be deemed, however, to have waived any right to challenge any award on the ground that the Tribunal lacked substantive jurisdiction and/or on the ground of serious irregularity affecting the Tribunal, the proceedings or the award to the extent allowed by the law of the seat of arbitration. Nothing in this clause 20 shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

21.	GOVERNING LANGUAGE

21.1	This Agreement is drawn up in the English language. If this Agreement is translated into another language, the English language text prevails.

21.2

Each Notice, demand, request, statement, instrument, certificate, document, information or other communication given, delivered, supplied or made by a party to any other party under or in connection with this Agreement shall be:

21.2.1	in English; or

21.2.2	if not in English, accompanied by an English translation made by a translator, and certified by such translator to be accurate.

21.3	The receiving party shall be entitled to assume the accuracy of and rely upon any English translation of any document provided pursuant to clause 21.2.2.

22.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

SCHEDULE 1

INFORMATION ABOUT THE COMPANY

Name of company and registered number	ACT Genomics Holdings Company Limited (No. MC-336039)

Place of incorporation	Cayman Islands

Company Type	Exempted Company with Limited Liability

Date of incorporation	20 April 2018

Directors

1.  Tony Shu Kam Mok

2.  Hua Chien Chen

3.  Yiu Keung Chan

4.  Maria LL Chiang

5.  CDIB Capital Healthcare Ventures Limited

6.  I-Chang Chow

7.  CLSACP Holdings Ltd.

8.  Hotung Venture Capital Corporation

9.  Shu Jen Chen

10.  Louie, Siu Keung Chris

Company secretary	N/A

Registered Office	Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands

Accounting Reference Date	31 December

SCHEDULE 2

COMPLETION REQUIREMENTS

1.	Seller’s obligations

1.1	At Completion, the Seller shall deliver or procure to be delivered to the Buyer (unless otherwise indicated below, copies of each item):

1.1.1	duly executed instrument(s) of transfer in respect of the Sale Shares in favour of the Buyer or its nominee(s);

1.1.2

a copy of the shareholders’ resolutions or minutes of a meeting of the shareholders of the Seller signed by the chairman of the meeting duly held at which the shareholders of the Seller approved the entry by the Seller into this Agreement and the transactions contemplated herein; and

1.1.3	as evidence of the authority of each person executing a document referred to in this Schedule 2 on the Seller’s behalf:

(a)

a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof; or

(b)	a copy of the power of attorney conferring the authority.

2.	Company’s obligations

2.1	At Completion, the Company shall deliver or procure to be delivered to the Buyer (unless otherwise indicated below, copies of each item):

2.1.1	evidence in a form satisfactory to the Buyer (by way of a certificate signed by the chief executive officer of the Company) of satisfaction of the Conditions;

2.1.2

copies of any waiver, consent, release or other document necessary to give the Buyer or its nominee(s) full legal and beneficial ownership of the Sale Shares (or appropriate negative written confirmation);

2.1.3	a certified true copy of the updated register of members of the Company, reflecting the Buyer as a shareholder of the Sale Shares;

2.1.4	new share certificate(s) for the Sale Shares in the name of the Buyer; and

3.	Buyer’s obligations

3.1	At Completion, the Buyer shall:

3.1.1	pay or cause to be paid to the Seller the Purchase Price and Cash Incentive Payment as follows:

(a)

in respect of the Consideration Shares, allot and issue such number of Consideration Shares to the Seller, credited as fully paid free from any Encumbrance, and shall provide a copy of the extract of its register of members on the Completion Date showing the registration of the Seller as the registered owner of such Consideration Shares, and

(b)

in respect of the Cash Incentive Payment, irrevocably instruct its bank to pay to the Seller the Cash Incentive Payment by transfer of funds for same day value to its Designated Bank Account and deliver to the Seller a copy of such irrevocable payment instructions; and

3.1.2	as evidence of the authority of each person executing a document referred to in this Schedule 2 on the Buyer’s behalf:

(a)

a copy of the minutes of a duly held meeting of the directors or written board resolutions of the Buyer (or a duly constituted committee thereof) authorising the execution by the Buyer of the document and, where such execution is authorised by a committee of the board of directors of the Buyer, a copy of the minutes of a duly held meeting of the directors constituting such committee or the relevant extract thereof or written resolutions of such committee; or

(b)	a copy of the power of attorney conferring the authority.

SCHEDULE 3

FUNDAMENTAL WARRANTIES

1.	Title and Capacity

1.1	Authority and Capacity

1.1.1	The Seller is validly existing and is a company duly incorporated under the law of its jurisdiction of incorporation.

1.1.2	The Seller has the legal right and full power and authority and has taken all action necessary to enter into and perform this Agreement and the other Transaction Documents to be executed by it.

1.1.3	The Transaction Documents to which the Seller is a party will, when executed, constitute valid and binding obligations on the Seller in accordance with their respective terms.

1.1.4

The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents (to the extent that the Seller is a party to such Transaction Document) do not and will not result in a breach of (a) any provision of its constitutional documents (to the extent it is a company), (b) any Applicable Laws or regulations or any order, judgment or decree of any court, arbitral tribunal or Government Authority, and/or (c) any agreement or arrangement to which it is party or by which its assets are bound.

1.2	Sale Shares

1.2.1	The Seller:

(a)	is the legal and beneficial owner of the Sale Shares as at the date of this Agreement and as at the Completion Date; and

(b)	has the right to exercise all voting and other rights over the Sale Shares as at the date of this Agreement and as at the Completion Date.

1.2.2	The Sale Shares have been properly and validly issued and are each fully paid.

1.2.3

There are no Encumbrances, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to the Sale Shares. No person has claimed to be entitled to an Encumbrance in relation to any of the Sale Shares.

1.2.4

No third party and regulatory consents or notifications, including the approval of or notification to any Government Authority, Tax Authority, court, arbitral tribunal, regulatory body or administrative body, are or will be required or desirable for the transfer of the Sale Shares or any interest in or part thereof to the Buyer.

1.3	Seller’s Status and Investment Intent

1.3.1

The Seller has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in Prenetics Shares. The Seller is capable of bearing the economic risks of such investment, including a complete loss of its investment.

1.3.2

The Seller is acquiring the relevant Prenetics Shares that it is purchasing pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

1.3.3

The Seller acknowledges that the Prenetics Shares are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Seller further acknowledges that, absent an effective registration under the Securities Act, the Prenetics Shares may only be offered, sold or otherwise transferred to (i) the Buyer, (ii) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act or (iii) pursuant to an exemption from registration under the Securities Act.

1.3.4	The Seller acknowledges that he or she is not a “U.S. Person” as defined in Rule 902 of Regulation S.

1.3.5	The Seller is acquiring the Prenetics Shares in an offshore transition executed in reliance upon the exemption from registration provided by Regulation S under the Securities Act.

1.3.6	The Seller is not or was not in the past five (5) years a Government Official.

1.4	No Registration

Assuming the accuracy of the representations and warranties set forth in this Agreement, it is not necessary in connection with the issuance and sale of the Sale Shares to register the Sale Shares under the Securities Act or to qualify or register the Sale Shares under applicable U.S. state securities laws. No directed selling efforts (as defined in Rule 902 of Regulation S under the Securities Act) have been made by any of the Seller, any of their respective affiliates or any person acting on its behalf with respect to any Sale Shares; and none of such persons has taken any actions that would result in the sale of the Sale Shares to the Buyer under this Agreement requiring registration under the Securities Act; and the Company is a “foreign issuer” (as defined in Regulation S).

SCHEDULE 4

BUYER WARRANTIES

1.	Title and Capacity

1.1

The Buyer is validly existing and in good standing and is a company with limited liability duly incorporated under the laws of the Cayman Islands and has been in continuous existence since incorporation.

1.2

The Buyer is operating and has always operated its business in accordance with its memorandum and articles of association or other constitutional documents at the relevant time in all material respects.

1.3

Neither the execution nor the performance of this Agreement or any document to be executed at or before Completion will result in the Buyer losing the benefit of an asset, grant, subsidy, right or privilege which it enjoys as at the date of this Agreement.

1.4	The Buyer has the legal right and full power and authority and has taken all action necessary to enter into and perform this Agreement and the other Transaction Documents to be executed by it.

1.5	The Transaction Documents to which the Buyer is a party will, when executed, constitute valid and binding obligations on the Buyer in accordance with their respective terms.

1.6

The execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents (to the extent that the Buyer is a party to such Transaction Documents) do not and will not result in a breach of, constitute a default under, require any consent under, or given any person rights of termination, amendment, acceleration or cancellation under (a) any provision of its constitutional documents, (b) any Applicable Law or regulations or any order, judgment or decree of any court, arbitral tribunal or Government Authority, and/or (c) any agreement or arrangement to which it is party or by which its assets are bound, except (x) any filings as may be required under the rules and regulations of Nasdaq; or (y) applicable requirements, if any, of the Securities Act, the Exchange Act and Blue Sky Laws.

2.	Capitalisation

2.1

All Consideration Shares to be issued or reserved for issuance in connection with the transactions contemplated by this Agreement, when issued in accordance with the terms of this Agreement, will be, validly issued, fully paid and non-assessable and are issued free of any pre-emptive rights.

2.2

Upon Completion, the Seller will be the sole legal owner of the number of Consideration Shares, with all rights attaching to them including the voting rights, the right to participate in any dividends, distributed reserves or distributed premium as from their issue date set out in the memorandum and articles of the Buyer that are annexed to this Agreement.

2.3

As at the date of this Agreement, the authorised share capital of the Buyer is US$50,000 divided into 500,000,000 shares of US$0.0001 par value each, of which (i) 400,000,000 shall be designated as Class A Ordinary Shares, (ii) 50,000,000 shall be designated as convertible Class B Ordinary Shares and (iii) 50,000,000 shall be designated as shares of such class or classes as the board of directors of the Buyer may determine.

2.4

Information relating to the share capital of the Buyer as at the date of this Agreement has been publicly disclosed in accordance with SEC rules. Except as publicly disclosed by the Buyer in accordance with SEC rules and requirements, there are no outstanding shares of capital stock or other equity interests of the Buyer, including any options, warrants, calls, or other rights, agreements, arrangements or commitments of any character to which the Buyer is a party to by which the Buyer is bound relating to the issued or unissued capital stock or other equity interests of the Buyer, or securities convertible into or exchangeable for such capital stock or other equity interests, or obligating the Buyer to issue or sell any shares of its capital stock or other equity interests, or securities convertible into or exchangeable for such capital stock of, or other equity interests in, the Buyer.

3.	SEC Documents

3.1

The Buyer has filed or furnished all forms, reports and other documents required to be filed or furnished by the Buyer with the SEC under the Securities Act or the Exchange Act (all such documents filed or furnished by the Buyer, the “Buyer SEC Documents”) since 18 May 2022. None of the subsidiaries of the Buyer is required to make any filings with the SEC pursuant to the Exchange Act.

3.2

As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), each Buyer SEC Document complied in all material respects with any applicable requirements of the SOX, the Exchange Act, and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder as they may apply to such Buyer SEC Document, and did not, at the time it was filed or furnished (or, if amended or superseded prior to the date of this Agreement, on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.3

Each of the consolidated financial statements of the Buyer included in the Buyer SEC Documents (including, in each case, any notes thereto) was prepared in accordance with the IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and each fairly presented, in all material respects, the consolidated financial position, the results of operations, cash flows and changes in shareholders’ equity of the Buyer and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments). Except as has been described in the Buyer SEC Documents, there are no unconsolidated subsidiaries of the Buyer or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303 of Regulation S-K promulgated by the SEC.

3.4

Except as and to the extent set forth in the audited consolidated balance sheet of the Buyer and its consolidated subsidiaries as at 31 December 2021, including the notes thereto, neither the Buyer nor any subsidiary of the Buyer has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required to be disclosed by IFRS, except for liabilities or obligations (i) incurred since 31 December 2021, in the ordinary course of business, (ii) in the form of executory obligations under any contract to which the Buyer is a party or is bound and that are not in the nature of material breaches of such contracts, (iii) incurred in connection with fees and expenses of legal counsel, accountants and other third party advisors or services providers, (iv) incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the transactions contemplated by this Agreement, or (v) that would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

3.5

Each of the principal executive officer of the Buyer and the principal financial officer of the Buyer (and each former principal executive officer of the Buyer and each former principal financial officer of the Buyer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and 18 U.S.C. Section 1350 (Section 906 of the SOX) and the rules and regulations promulgated thereunder with respect to Buyer SEC Documents filed or furnished with the SEC, and prior to the date of this Agreement, neither the Buyer nor any of its executive officers has received written notice from any Government Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For the purposes of this paragraph 3.5, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the SOX. Neither the Buyer nor any of the subsidiaries of the Buyer has outstanding, or has arranged any outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the SOX.

3.6

The Buyer has implemented, and at all time since 18 May 2022, has maintained a system of financial controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance: (i) that transactions are executed in accordance with management’s general or special authorisations; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS; (iii) regarding prevention or timely detection of unauthorised acquisition, use or disposition of the assets of the Buyer and its subsidiaries, as applicable, that could have a material effect on the Buyer’s financial statements; (iv) that the maintenance of records in reasonable detail accurately and fairly reflects the transactions and dispositions of the assets of the Buyer on a consolidated basis; and (v) that the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.7

The Buyer has (i) implemented and maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Buyer in the reports that it files or submits under the Exchange Act, is recorded, processed, summarised and reported within the time periods specified in the rules and forms of the SEC and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and (ii) disclosed, based on its most recent evaluation prior to the date of this Agreement to the Buyer’s outside auditors and the audit committee of the Buyer’s board of directors, (A) any significant deficiencies and material weaknesses in the design or operation of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that would be reasonably likely to adversely affect in any material way the Buyer’s ability to record, process, summarise and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Buyer’s “internal control over financial reporting”. Any material change in internal control over financial reporting required to be disclosed in any Buyer SEC Document on or prior to the date of this Agreement has been so disclosed.

3.8

As at the date of this Agreement, (i) there are no outstanding unresolved comments with respect to the Buyer or the Buyer SEC Documents filed or furnished with the SEC noted in comment letters or, to the knowledge of the Buyer, other correspondence received by the Buyer or its attorneys from the SEC and (ii) there is no pending or threatened (A) formal or informal investigation or other review of, or proceeding against, the Buyer or any of its directors or officers by the SEC or (B) inspection of an audit of the Buyer’s financial statements by the Public Company Accounting Oversight Board.

4.	Compliance with Law

4.1

To the Buyer’s knowledge, since 18 May 2022, there has not been any investigation, enquiry or disciplinary proceeding instigated by any Government Authority (including the TIC, Taiwan Ministry of Health and Welfare, and Taiwan Food and Drug Administration) concerning any member of the Buyer Group which would have a Buyer Material Adverse Effect.

4.2

There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or Government Authority against any member of the Buyer Group which would have a Buyer Material Adverse Effect.

5.	Sufficient Funds

The Buyer’s cash on hand and other financial resources available to the Buyer, will, in the aggregate, be sufficient for the Buyer to pay the Cash Incentive Payment payable pursuant to this Agreement.

6.	Solvency

After giving effect to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, the Buyer will not be insolvent under the laws of the Cayman Islands or unable to pay its debts as they fall due.

7.	Non-Mainland Chinese Investor

As a result of the Buyer’s inspection to the extent possible, and to the best of its knowledge and belief, the Buyer is not a Mainland Chinese Investor, nor is the Buyer Controlled by a Mainland Chinese Investor.

SCHEDULE 5

LIMITATIONS ON LIABILITY

1.	NOTIFICATION OF CLAIMS

1.1

If the Buyer becomes aware of a Relevant Claim, the Buyer must give Notice (stating in reasonable detail the nature of the Relevant Claim and, if practicable, an estimate of the amount claimed) to the Company or the Seller (each, an “Indemnifying Party”, and collectively, “Indemnifying Parties”) as soon as practicable after becoming aware of the Relevant Claim and in any event within thirty (30) Business Days of becoming aware of the Relevant Claim.

1.2

Any failure or delay by the Buyer in giving Notice under paragraph 1.1 does not affect the relevant Indemnifying Party’s liability in respect of such Relevant Claim, provided that, in respect of any Fundamental Warranty Claim, the Buyer serves a Notice in respect of the Fundamental Warranty Claim in due course within the applicable time period set out in paragraph 3.1.

1.3

Where a Notice is given under paragraph 1.1, without prejudice to the validity of the Relevant Claim or alleged Relevant Claim in question, the Buyer shall allow, and shall procure that the Company allows, the relevant Indemnifying Party to investigate the matter or circumstance alleged to give rise to such Relevant Claim. For such purpose and at such Indemnifying Party’s cost, the Buyer shall provide, and shall procure that the relevant Group Company provides, all reasonable information to such Indemnifying Party, including reasonable access to premises and personnel at reasonable office hours, and the right to examine and copy any accounts, documents and records of the Company, all to the extent reasonably requested by the Indemnifying Party’s representative and necessary for the latter to assess the matter of the Relevant Claim in question and subject to appropriate arrangements being made to maintain commercial confidentiality and privilege.

2.	TIME LIMITS FOR BRINGING CLAIMS

2.1

The Seller is not liable for (i) a Fundamental Warranty Claim; or (ii) a Relevant Claim unless the Buyer has given the Seller Notice of such claim on or before the date that is three (3) years from the Completion Date.

2.2	No Indemnifying Party shall rely on the Limitation Ordinance (Cap. 347, Laws of Hong Kong), laches or any other time-based defence in respect of any Fundamental Warranty Claim.

3.	WITHDRAWAL OF CLAIMS

3.1

Any Relevant Claim notified pursuant to paragraph 1.1 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn and shall become fully barred and unenforceable six (6) months after the Notice is given pursuant to paragraph 1.1, unless at the relevant time legal proceedings in respect of the Relevant Claim have been commenced by being both properly issued and validly served on the relevant Indemnifying Party(ies).

3.2

Notwithstanding paragraph 3.1, in the case of a Relevant Claim in respect of a contingent liability, provided that the contingent or unquantifiable liability is notified to the relevant Indemnifying Party(ies) within the relevant time period specified in paragraph 2 above the six (6)-month period referred to in paragraph 3.1 shall commence on the date the relevant contingent liability becomes an actual liability and is due and payable. The fact that the liability in respect of a Relevant Claim notified in accordance with paragraph 1.1 on or before the relevant date set out in paragraph 2.1 has not become an actual liability by such relevant date shall not exonerate such relevant Indemnifying Party in respect of the Relevant Claim.

4.	SPECIFIC LIMITATIONS

4.1	No Indemnifying Party shall be liable for any Relevant Claim, to the extent that the loss arising from the Relevant Claim would not have arisen but for:

4.1.1	the passing of, or any change in, after the date of this Agreement, any Applicable Law not actually or prospectively in effect as at the date of this Agreement; or

4.1.2	any voluntary action taken by the Buyer after the date of this Agreement (including such actions expressly directed by the Buyer), other than any such action taken to comply with Applicable Law.

4.2	No Indemnifying Party shall be liable in respect of any Relevant Claim to the extent such loss result from indirect or consequential losses (including loss of profits).

5.	NO DOUBLE RECOVERY

The Buyer may not recover from the Company or the Seller under this Agreement more than once in respect of the same loss suffered.

6.	CONDUCT OF WARRANTY CLAIMS

6.1

If the Buyer becomes aware of any claim, action or demand being made by a third party against the Buyer or any Group Company which is likely to give rise to a Fundamental Warranty Claim (the “Third Party Claim”):

6.1.1

the Buyer shall, within thirty (30) days of becoming aware of such Third Party Claim, give Notice to the Company of the Third Party Claim and shall consult with the Company with respect to the Third Party Claim. The failure of the Buyer to give such Notice within the thirty (30) day period shall not prejudice the Buyer’s ability to bring such Third Party Claim; and

6.1.2

the Buyer shall provide to the Company reasonable access to records within the control of the Buyer, during normal working hours and on reasonable advance Notice, for the purposes of investigating the Third Party Claim.

6.2	In the case of a Third Party Claim:

6.2.1

no admission of liability shall be made by or on behalf of the Buyer and the Third Party Claim shall not be compromised, disposed of or settled without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; and

6.2.2

the Buyer shall keep the Company reasonably informed of the progress of any such Third Party Claim and its defence, and shall provide the Seller with copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying claim.

7.	MITIGATION

Nothing in this Schedule 5 restricts or limits the Buyer’s common law duty to mitigate any loss suffered by it as a result of a breach of a Relevant Claim (other than a Relevant Claim under any indemnity given in favour of the Buyer under this Agreement).

8.	GENERAL

Nothing in this Schedule 5 shall have the effect of limiting or restricting any liability of the Seller or the Company in respect of a Fundamental Warranty Claim arising as a result of any fraud or wilful misconduct.

SCHEDULE 6

ACT MAJORITY SPA

EXECUTED by the parties on the date first written above:

Signed by	)
)
)
for and on behalf of	)
PRENETICS GLOBAL LIMITED	)	/s/ Yeung Danny Sheng Wu
Signature

Project Ace – Signature Page to Share Purchase Agreement (Berry)

Signed by	)
HONGKONG BERRY GENOMICS CO., LIMITED )

/s/ Gao Yang	Signature of director
Gao Yang (高揚)	Name of director

/s/ Hou Ying	Signature of director/secretary
Hou Ying (侯穎)	Name of director/secretary

Project Ace – Signature Page to Share Purchase Agreement (Berry)

Signed by	)
)
)
for and on behalf of	)
ACT GENOMICS HOLDINGS	)
COMPANY LIMITED	)	/s/ Hua Chien Chen
Signature

Project Ace – Signature Page to Share Purchase Agreement (Berry)